CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                            OF WARREN RESOURCES, INC




                     Adopted Pursuant to Section 805 of the
                         Business Corporation Law of the
                                State of New York





We, Norman Swanton, President, and Dominick D'Alleva, Secretary, of Warren Resources, Inc., a corporation existing under the laws of the State of New York, do hereby certify as follows:

     FIRST: The name of the corporation under its Certificate of Incorporation is Warren Resources, Inc.

     SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State of June 12, 1990.

     THIRD: On November 15, 1990 the Certificate of Incorporation of the corporation was amended by amending the fourth paragraph to increase the number of shares to two thousand (2,000) shares with no par value.

     FOURTH: That the Certificate of Incorporation of said corporation has been amended as follows:

     (a) By striking out the whole fourth paragraph thereof as it now exists and inserting in lieu and instead thereof a new fourth paragraph, reading as follows: The aggregate number of shares which the corporation shall have the authority to issue is ten million (10,000,000) shares, and the par value of each of such shares is one-tenth of one cent ($.001).

     (b) By splitting the two thousand (2,000) issued and outstanding shares of no par value stock into a total of four million (4,000,000) of the shares, $.001 par value, authorized herein, on the basis of two thousand (2,000) new shares for each old share.

     FIFTH: That such amendment has been duly adopted in accordance with the provisions of the Business Corporation Law of the State of New York by the board of directors and by written consent of the holders of not less than a majority of the State of New York by the board of directors and by written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of Section 803 of the Business Corporation Law.

     IN WITNESS WHEREOF, this certificate has been subscribed this 4th day of November, 1992 by the undersigned who affirm that the statements made herein are true pursuant to the penalties of perjury.


                                             /s/ Norman F. Swanton
                                             -------------------------------
                                             Norman F. Swanton, President


                                            /s/ Dominick D'Alleva
                                            -------------------------------
                                            Dominick D'Alleva, Secretary